Exhibit 99.1

NEWS RELEASE

CONTACTS:

Wayne Whitener

Chief Executive Officer

TGC Industries

(972) 881-1099

Jack Lascar, Partner

Karen Roan, SVP

FOR IMMEDIATE RELEASE

DRG&E

(713) 529-6600

TGC Industries Announces the Acquisition of Highland Industry

PLANO, TEXAS – MAY 22, 2006 – TGC Industries, Inc. (AMEX: TGE) announced today that on Friday, May 19, 2006, it completed the purchase of substantially all of the assets of Highland Industry, Inc.  Highland Industry, based in Houston, Texas, is engaged in the seismic shot-hole drilling business.  TGC assumed no liabilities from Highland and financed the transaction from its cash reserves.

Wayne Whitener, TGC Industries’ President and CEO, stated, “Currently the drilling phase of our shot-hole business, which is one of the two energy sources used in acquiring seismic data, is being performed by third party contractors. The purchase of Highland Industry’s shot-hole drilling rigs and related assets will enable us to have more control over our contract scheduling and will reduce third party charges, providing a significant return on the assets purchased. This transaction will enable us to better serve the needs of our shot-hole contract clients.”

As previously announced, TGC Industries has purchased and will take delivery of 15 new vibration vehicles in the second half of 2006.  By year-end 2006, the Company will have a total of 42 vibration vehicles in operation to meet the continuing growing demand from its vibroseis contract customers.

TGC Industries, Inc, based in Plano, Texas, with a branch office in Houston, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.

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